EXHIBIT 5.1

[Jenkens & Gilchrist LLP Letterhead]

January 7, 2005

Residential Resources, Inc.
333 North Wilshire Avenue
Anaheim, CA 92801

Ladies and Gentlemen:

We have acted as legal counsel to Residential Resources, Inc., an Arizona corporation ("RRI"), in connection with the proposed issuance and sale by Residential Resources, Inc. or by one or more trusts established by it (together the "Issuer") of Collateralized Securities (the "Securities") issuable in series ("Series") pursuant to an underwriting agreement for each Series (the "Underwriting Agreement") to be entered into by the Issuer and the underwriters named therein (the "Underwriters"), in substantially the form filed with the Registration Statement (as such term is defined below). As set forth in the Registration Statement, each Series of Securities will be issued under and pursuant to the conditions of a separate pooling and servicing agreement, trust agreement or indenture (each, an "Agreement") among the parties thereto, each to be identified in the prospectus supplement for such Series of Securities.

We have participated in the preparation of a Post-Effective Amendment to that Registration Statement on Form S-11, Registration No. 33-25404 and the amendments there to (the "Registration Statement") filed by the Issuer with the Securities and Exchange Commission (the "Commission") with respect to the registration of the Securities under the Securities Act of 1933. In connection with the foregoing, we have examined copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement and of the forms of agreements (the "Agreements") which have been filed as exhibits thereto, and of such corporate records, agreements and other instruments of the Issuer, certificates of public officials and officers of the Issuer and other instruments, documents and matters as we have deemed necessary as a basis for the opinions hereinafter expressed. As to various questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon certifications by and statements of officers of the Issuer.

Based upon the foregoing and in reliance thereon, it is our opinion that when (i) the Series designation with respect to a Series of Securities to be sold by the Issuer and other matters relating thereto, as described in the Registration Statement and exhibits thereto, shall have been approved by the Issuer, (ii) the Registration Statement as then amended shall have been declared effective by the Commission, (iii) the Agreements shall have been duly executed and delivered and (iv) the Securities of such Series shall have been duly authorized, issued, executed, delivered, authenticated and sold in accordance with the provisions of the Underwriting Agreement, the Pooling and Servicing Agreement and the Indenture relating to the Securities of such Series, the Securities of such Series will be validly issued and will constitute valid and binding obligations of the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally from time to time in effect and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We consent to the use of our name under the captions "Federal Income Tax Consequences to Bondholders and "Legality of Securities" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Jenkens & Gilchrist LLP